Exhibit 99.1

MONIQUE NELSON JOINS ENTERCOM BOARD OF DIRECTORS

PHILADELPHIA, PA – February 17, 2021 – Entercom Communications Corp. (NYSE: ETM), today announced the appointment of Monique Nelson to its Board of Directors, effective immediately. Nelson currently serves as the Chair and Chief Executive Officer of UWG, the country’s longest-standing multicultural advertising and marketing agency. With this addition, Entercom’s Board has expanded to eleven directors.

“During this transformative time for our company, we’re excited to welcome Monique to Entercom’s Board of Directors,” said David Field, Chairman, President and Chief Executive Officer, Entercom. “Her extensive career in advertising and marketing leadership make her an outstanding addition to our board.”

“Entercom is in an exciting and pivotal moment and I’m delighted to be joining the Board,” said Nelson. “It’s clear Entercom is truly committed to moving the needle significantly in the audio space.”

Nelson has served as the Chair and Chief Executive Officer of UWG since 2012. In this role, she has expanded the agency’s client list and has led her team in the development of several award-winning campaigns. Prior to joining UWG, Nelson was the Global Lead for Entertainment Marketing at Motorola. She currently sits on the Advertising Week Global Board, AdWeek Diversity & Inclusion Council, The Brandeis Board of Trustees, The Eagle Academy Board, as well as the New York Advisory Board for The Posse Foundation, of which she is an alumna, and is a participant in the ANA’s Alliance for Inclusive and Multicultural Marketing. She contributes to many organizations and charities and is also a member of the Brooklyn Chapter of Links, Inc., an international, not-for-profit corporation and the nation’s oldest and largest volunteer service organization of extraordinary women who are committed to enriching, sustaining and ensuring the cultural and economic survival of African Americans and other persons of African ancestry.

Nelson holds a Master of Business Administration in international marketing and finance from Kellstadt Graduate School of Business at DePaul University and a Bachelor of Science in human and organizational development from Vanderbilt University. Career honors include United Way of New York City’s Women’s Leadership Council’s Power of Women to Make a Difference Award, The Network Journal’s 25 Influential Black Women Under Forty, Ad Age’s 40 Under 40, and the 2015 Advertising Working Mothers of the Year.

CONTACT:

Ashok Sinha

Entercom

917-656-5800

Ashok.Sinha@Entercom.com

David Heim

Entercom

212-649-9676

David.Heim@Entercom.com

About Entercom Communications Corp.

Entercom Communications Corp. (NYSE: ETM) is the #1 creator of live, original local audio content in the U.S and the unrivaled leader in local radio sports and news. Home to the nation’s most influential collection of podcasts, digital and broadcast content, and premium live experiences, Entercom engages 170 million consumers each month. Available on every device in every major U.S. market, the company delivers the industry’s most compelling live and on-demand content and experiences from voices and influencers its communities trust and love. Entercom’s robust portfolio of assets and integrated solutions offer advertisers today’s most engaged audiences through targeted reach, brand amplification and local activation—all at national scale. Learn more at www.entercom.com, Facebook and Twitter (@Entercom).

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